Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record Fourth Quarter and Full Year 2009 Results

North Hollywood, CA—February 22, 2010—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter 2009 Highlights (comparisons are to fourth quarter 2008):

•	Net revenue increased 20% to $82.2 million, with same-market area net revenue growth of 16%

•	Patient encounters increased 15% to 865,000

•

Adjusted income from operations rose 32% to $9.1 million, excluding a professional liability settlement in excess of third party coverage in the amount of $750,000, which is referred to herein as the “Settlement”

•	Adjusted operating margin improved 100 basis points to 11%, excluding the Settlement

•	Adjusted net income increased 26% to $5.8 million, or $0.35 per diluted share, excluding the Settlement

•	GAAP net income increased 16% to $5.4 million, or $0.32 per diluted share

Year Ended December 31, 2009 Highlights (comparisons are to the year ended December 31, 2008)

•	Net revenue increased 24% to $310.5 million, with same-market area net revenue growth of 19%

•	Patient encounters increased 18% to 3,294,000

•	Adjusted income from operations rose 38% to $31.1 million, excluding the Settlement

•	Adjusted operating margin improved 100 basis points to 10%, excluding the Settlement

•	Adjusted net income increased 41% to $19.1 million, or $1.17 per diluted share, excluding the Settlement

•	GAAP net income increased 37% to $18.6 million, or $1.14 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our record fourth quarter results, including a 20% increase in net revenue, reflect our continued ability to grow our top line in existing markets and through new market acquisitions. We also once again demonstrated that we can leverage our corporate overhead, which resulted in a 100 basis point improvement in our adjusted operating margin for both the quarter and the full year. We are pleased to note that our physician retention improved in 2009.”

Dr.Singer added, “In line with our growth strategy, we completed eight acquisitions in 2009 and recently announced our first acquisition of 2010. There remains an abundance of acquisition opportunities in this highly fragmented industry and we continue to evaluate opportunities across the hospitalist sector. We remain confident that we will continue to execute our organic and acquisitive growth strategy in 2010.”

Fourth Quarter 2009

Patient encounters for the three months ended December 31, 2009 increased 14.7% to 865,000, compared to 754,000 for the same period last year. Net revenue for the three months ended December 31, 2009 was $82.2 million, an increase of $13.9 million, or 20.3%, from $68.3 million for the three months ended December 31, 2008. Of this $13.9 million increase, $10.3 million or 74.1% was attributable to same-market area growth and $3.6 million was attributable to revenue generated from new market acquisitions. IPC entered one new market through an acquisition in the third quarter of 2008 and two new markets through acquisitions in 2009. The change in same-market area net revenue was largely the result of an 11.9% increase in patient encounters and a 2.9% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the three months ended December 31, 2009 were $59.1 million, or 71.9% of net revenue, compared to $48.9 million, or 71.5% of net revenue, for the three months ended December 31, 2008.

General and administrative expenses increased $1.4 million, or 12.0%, to $13.4 million, or 16.3% of net revenue, for the three months ended December 31, 2009, as compared to $12.0 million, or 17.5% of net revenue, for the three months ended December 31, 2008.

Early in 2010, IPC reached a preliminary agreement to settle a disputed professional liability claim for a prior year that was in excess of its insurance policy limit, which is referred to herein as the “Settlement”. The Settlement remains subject to definitive documentation and is contingent upon receiving applicable court approval. IPC recorded its portion of the settlement, $750,000, as a fourth quarter 2009 operating expense. The Settlement reduced net income by $457,000, net of income taxes, and earnings per share by $0.03.

Income from operations, excluding the Settlement, increased $2.2 million, or 32.1%, to $9.1 million, as compared to $6.9 million for the same period in the prior year. The adjusted operating margin, excluding the Settlement, increased to 11.0% for the three months ended December 31, 2009, compared to 10.0% for the three months ended December 31, 2008.

The effective tax rate increased in the fourth quarter of 2009 to 35.4% as compared to 32.2% for the same period last year. The 2008 fourth quarter rate of 32.2% included a full year of enterprise zone tax credits recognized in the fourth quarter, while for 2009 the credit was recognized over the four quarters. In addition, there were several items that reduced the effective tax rate in the fourth quarter of 2009 as compared to the annual effective tax rate for 2009. The most significant of these were a higher enterprise zone tax credit and a revised state transfer pricing methodology.

Net income increased to $5.4 million for the three months ended December 31, 2009, as compared to $4.6 million for the three months ended December 31, 2008, and the net income margin decreased to 6.5% from 6.8% for the same period in the prior year. Excluding the Settlement, the net income margin for the 2009 quarter was 7.1%. Diluted earnings per share for the quarter ended December 31, 2009 was $0.32, compared to diluted earnings per share of $0.28 in the fourth quarter of 2008. Excluding the Settlement, diluted earnings per share for the fourth quarter of 2009 was $0.35, an increase of 25%.

Year Ended December 31, 2009

Patient encounters for 2009 increased 18.1% to 3,294,000, compared to 2,790,000 for 2008. Net revenue for 2009 was $310.5 million, an increase of $59.3 million, or 23.6%, from $251.2 million for 2008. Of this $59.3 million increase, $45.8 million, or 77.2%, was attributable to same-market area growth and $13.5 million was attributable to revenue generated from acquisitions which enabled us to enter new markets. IPC entered one new market through an acquisition in the third quarter of 2008 and two new markets through acquisitions in 2009. Same-market area net revenue increased 18.7% primarily as the result of a 13.5% increase in patient encounters and a 3.8% increase in patient revenue per encounter, with the remainder due to an increase in hospital contract revenue. The increase in patient revenue per encounter was partially due to a 2.6% net increase in Medicare reimbursement rates effective January 1, 2009 for the codes applicable to the services performed by IPC hospitalists and the remainder is a result of improvements in billing processes and collections.

Physician practice salaries, benefits and other expenses for 2009 were $225.8 million, or 72.7% of net revenue compared to $181.9 million, or 72.4%, of net revenue for 2008.

General and administrative expenses increased $6.6 million, or 14.8%, to $51.3 million, or 16.5% of net revenue, for 2009, as compared to $44.7 million, or 17.8% of net revenue for 2008.

Income from operations increased $7.8 million, or 34.9%, to $30.3 million, as compared to $22.5 million for 2008. The operating margin increased to 9.8% for 2009 from 9.0% for 2008. Excluding the Settlement, the operating margin increased to 10.0% for 2009 as compared to 9.0% for 2008.

The effective tax rate for the year ended December 31, 2009 was 38.2% compared to 39.0% for the year ended December 31, 2008. The 2009 effective tax rate differs from 2008 primarily due to an increase in state enterprise zone tax credits.

Net income increased to $18.6 million for 2009, as compared to $13.6 million for 2008, and the net income margin increased to 6.0% from 5.4% for the same period in the prior year. Diluted earnings per share for 2009 was $1.14 compared to $0.88 for 2008, an increase of 29.2%. Excluding the Settlement, diluted earnings per share for 2009 was $1.17, or an increase of 33%.

Net cash provided by operating activities for the year ended December 31, 2009 increased to $23.5 million, compared to $14.4 million for 2008. Days sales outstanding (DSO) decreased to 54 DSO at the end of the period, compared to 60 DSO as of December 31, 2008. During 2009, $20.2 million was used for physician practice acquisitions and earn-out payments attributable to prior acquisitions, compared to $29.9 million in the prior year. In addition, in late June 2009, the Company paid off all remaining debt of $7.3 million under its term loan and equipment financing loans.

2010 Guidance Update

The Company is providing guidance for the full year 2010 and expects revenue to be in the range of $352 million to $361 million and earnings per diluted share to be in the range of $1.34 to $1.43. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.6 million for the year; (ii) a 39.0% effective tax rate, and (iii) Congress passes legislation to prevent the scheduled March 1, 2010 reduction in the Medicare Physician Fee Schedule. Not included in the assumptions are (i) practice acquisitions completed after today’s date, or (ii) gains or losses related to changes in estimates of earn-outs related to practice acquisitions that close subsequent to December 31, 2009.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures related to income from operations, operating margin, net income and earnings per share. During the first quarter of 2010, IPC reached a preliminary agreement to settle a disputed professional liability claim for a prior year in excess of its insurance policy limit in the amount of $750,000, which is referred to in this press release as the “Settlement.” The Settlement remains subject to definitive documentation and is contingent upon receiving applicable court approval. IPC recorded the $0.8 million in the fourth quarter of 2009, and where indicated in this press release, income from operations, operating margin, net income and earnings per share have been adjusted to exclude the amount of the Settlement. IPC believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. The following unaudited table reconciles non-GAAP financial information to net income per share, which IPC believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Quarter Ended December 31, 2009			Year Ended December 31, 2009
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$8,318	$750	$9,068	$30,337	$750	$31,087
Investment income	6		6	84		84
Interest expense	(22)		(22)	(293)		(293)

Income before income taxes	8,302	750	9,052	30,128	750	30,878
Income tax provision	2,936	293	3,229	11,501	293	11,794

Net income	5,366	457	5,823	18,627	457	19,084

Per share data (diluted):	$0.32	$0.03	$0.35	$1.14	$0.03	$1.17

Weighted average shares (diluted):	16,532,069	16,532,069	16,532,069	16,367,106	16,367,106	16,367,106

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning February 22, 2010 at 8:00 p.m. ET (5:00 p.m. PT) and ending on March 9, 2010 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International). A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning February 22, 2010 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 9, 2010 at 11:59 p.m.

About IPC The Hospitalist Company IPC

The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

(unaudited)

	As of December 31,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$37,394	$31,473
Accounts receivable, net	44,474	48,276
Prepaid expenses and other current assets	8,081	8,531

Total current assets	89,949	88,280
Furniture and equipment, net	2,452	3,011
Goodwill	63,893	91,701
Other intangible assets, net	2,905	2,776
Deferred tax assets, net	3,492	2,444

Total assets	$162,691	$188,212

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,664	$4,083
Accrued compensation	11,232	15,017
Payables for practice acquisitions	2,476	10,739
Medical malpractice and self-insurance reserves, current portion	539	706
Accrued professional liability settlement	—	750
Deferred tax liabilities	481	134
Short-term debt and current portion of long-term debt	3,471	—

Total current liabilities	22,863	31,429
Long-term debt, less current portion	5,368	—
Medical malpractice and self-insurance reserves, less current portion	11,220	11,443
Other long-term liabilities	293	263

Total liabilities	39,744	43,135
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,068,835 and 16,161,813 shares issued and outstanding at December 31, 2008 and 2009, respectively	16	16
Additional paid-in capital	122,024	125,527
Retained earnings	907	19,534

Total stockholders’ equity	122,947	145,077

Total liabilities and stockholders’ equity	$162,691	$188,212

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2008	2009	2008	2009
Net revenue	$68,302	$82,160	$251,179	$310,521
Operating expenses:
Cost of services—physician practice salaries, benefits and other	48,854	59,085	181,850	225,801
General and administrative	11,974	13,411	44,701	51,338
Depreciation and amortization	611	596	2,146	2,295
Professional liability settlement	—	750	—	750

Total operating expenses	61,439	73,842	228,697	280,184

Income from operations	6,863	8,318	22,482	30,337
Investment income	110	6	604	84
Interest expense	(145)	(22)	(868)	(293)

Income before income taxes	6,828	8,302	22,218	30,128
Income tax provision	2,200	2,936	8,664	11,501

Net income	4,628	5,366	13,554	18,627
Income allocable to preferred stockholders	—	—	(696)	—

Net income attributable to common stockholders	$4,628	$5,366	$12,858	$18,627

Per share data:
Net income per share attributable to common stockholders—historical:
Basic	$0.29	$0.33	$0.88	$1.16

Diluted	$0.28	$0.32	$0.87	$1.14

Weighted average shares:
Basic	16,059,982	16,149,409	14,544,722	16,115,993

Diluted	16,239,765	16,532,069	14,791,967	16,367,106

Net income per share attributable to common stockholders—pro forma:
Basic	N/A	N/A	$0.89	N/A

Diluted	N/A	N/A	$0.88	N/A

Weighted average shares:
Basic	N/A	N/A	15,176,485	N/A

Diluted	N/A	N/A	15,383,783	N/A

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Years Ended December 31,
	2008	2009
Operating activities
Net income	$13,554	$18,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,146	2,295
Stock-based compensation expense	881	1,957
Tax liability reduction for uncertain tax positions	(7)	(30)
Deferred income taxes	(103)	701
Change in acquisition fair value	—	(158)
Changes in assets and liabilities:
Accounts receivable	(4,980)	(3,802)
Prepaid expenses and other current assets	2,122	(450)
Accounts payable and accrued liabilities	(3)	(581)
Accrued compensation	(1,150)	3,785
Medical malpractice and self-insurance reserves	1,908	390
Accrued professional liability settlement	—	750

Net cash provided by operating activities	14,368	23,484

Investing activities
Acquisitions of physician practices	(29,921)	(20,162)
Purchase of furniture and equipment	(1,539)	(1,950)

Net cash used in investing activities	(31,460)	(22,112)

Financing activities
Repayments of long-term debt and capital leases, net	(17,986)	(8,839)
Net proceeds from issuance of common stock	65,042	736
Excess tax benefits from stock-based compensation	454	810

Net cash provided by (used in) financing activities	47,510	(7,293)

Net increase (decrease) in cash and cash equivalents	30,418	(5,921)
Cash and cash equivalents, beginning of year	6,976	37,394

Cash and cash equivalents, end of year	$37,394	$31,473

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of the quarterly and annual patient encounters for 2008 and 2009:

	Quarter Ended				Year Ended December 31, 2008
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008
Patient encounters	684,000	660,000	692,000	754,000	2,790,000

	Quarter Ended				Year Ended December 31, 2009
	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009
Patient encounters	810,000	796,000	823,000	865,000	3,294,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted as of December 31, 2008 and 2009:

	Quarter Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008
Employed physicians	516	497	561	580
Nurse practitioners and physician assistants	64	62	71	79
Independent contracted physicians	—	—	85	122

Total	580	559	717	781

	Quarter Ended
	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009
Employed physicians	589	606	665	703
Nurse practitioners and physician assistants	85	85	104	105
Independent contracted physicians	167	187	216	228

Total	841	878	985	1,036